Smart Balance Acquires Glutino Food Group

#1 Brand in Rapidly Growing Gluten-Free Category
Transaction Leverages Smart Balance’s Health and Wellness Food Platform
Acquisition Expected to be Accretive to Earnings in Next Twelve Months

Paramus, N.J. (August 3, 2011) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced it acquired 100% of the equity interest of Importations DE-RO-MA, which owns Glutino Food Group (“Glutino”), for  $66.3 million, from Claridge, a Montreal-based investment firm.  Based in Laval, Quebec, Glutino is a leading manufacturer and marketer of innovative, premium-priced, gluten-free foods sold under the Glutino and Gluten Free Pantry brands.  Glutino offers a wide range of shelf-stable and frozen gluten-free products, including snack foods, frozen baked goods, frozen entrees and baking mixes throughout North America and on its website www.glutenfree.com.  Glutino had annual sales of $53.9 million during its fiscal year ended March 31, 2011.

Transaction Highlights:

•	Smart Balance paid $66.3 million in cash.
•	The transaction was funded by Smart Balance’s existing credit facility. As of the close of the acquisition, Smart Balance’s long-term debt is estimated to be $115 million.
•	The addition of Glutino to Smart Balance’s portfolio of brands is expected to be accretive to earnings in the next twelve months.

Commenting on the announcement, Chairman and Chief Executive Officer Stephen Hughes stated, “We are truly excited about adding the Glutino Food Group to our portfolio of health and wellness brands.  Glutino has increased its sales approximately 30% annually over the past three years, and we are confident about its growth prospects and contribution to Smart Balance.  The demand for gluten-free products is significant, and is now a category of over $2 billion in retail sales.  We are bullish on the continuation of the category’s 10% compound annual growth rate due to increased awareness and diagnosis of gluten-induced ailments, including celiac disease, gluten intolerance and wheat allergies.”

Furthermore, Mr. Hughes stated, “The gluten-free segment is complementary with our corporate vision of creating a health and wellness innovation platform that builds brands targeted at highly motivated consumer need states.  Just as our Smart Balance®, Earth Balance® and Bestlife™ brands address the health and wellness needs of consumers, Glutino addresses a specific dietary need by eliminating gluten in foods that consumers have to avoid for health reasons.  Dedication to providing high-quality and great tasting products has enabled the company to pioneer and shape the gluten-free category.  This has created a strong consumer following and established Glutino as the preeminent gluten-free brand.”

“We are very impressed with the Glutino management team, led by Terence Dalton, and believe the skill sets of both the Glutino and Smart Balance teams will contribute to improving the performance of both companies.  Both companies have similar missions and values.  Through this combination, we believe Smart Balance’s core competencies in sales, marketing and product development will help Glutino realize its growth potential, ultimately creating long-term value for our shareholders, and exciting opportunities for our new and existing employees,” concluded Mr. Hughes.

“I know I speak for the Glutino team when I say we are enthusiastic about joining the Smart Balance organization,” stated Terence Dalton, General Manager.  “We are impressed with the company’s leadership and vision and look forward to working together to grow its health and wellness platform. We are excited to be part of a strategically focused organization, committed to meeting consumer needs."

Citigroup Global Markets Inc. acted as exclusive financial advisor to Smart Balance in connection with the acquisition. Fried Frank Harris Shriver & Jacobson LLP and McCarthy Tétrault LLP served as legal counsel to Smart Balance.

Smart Balance will host a conference call on August 4, 2011 at 9:30 a.m. ET to further discuss this announcement as well as the release of the Company’s second quarter results.  The dial in number is 1-800-895-0198 from the United States or 1-785-424-1053 from elsewhere.  The conference ID is 7BALANCE.  A simultaneous audio webcast will be available at www.smartbalance.com.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	maintain and grow those revenues derived from our Smart Balance® buttery spread products which we generate a substantial portion of our revenues;
•	maintain margins during periods of commodity cost fluctuations;
•	introduce and expand distribution of our new products;

•	meet marketing and infrastructure needs:
•	respond to changes in consumer demand;
•	respond to adverse publicity affecting the Company or industry;
•	comply with regulatory requirements;
•	maintain existing relationships with and secure new customers;
•	continue to rely on third party distributors, manufacturers and suppliers;
•	grow net sales in a competitive environment and with increasingly price sensitive consumers;
•	maintain volume in light of price increases stemming from rises in commodity costs; and
•	successfully operate and grow the Glutino business.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol, and/or by incorporating ingredients that consumers may be missing in their diets.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Enhanced Milks, Buttery Sticks, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise Dressing, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.
For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit www.smartbalance.com.

About the Glutino Food Group
Since 1983, the Glutino Food Group has been a trusted pioneer and leader in the gluten-free category. Based in Laval, Quebec, the company offers a wide variety of great-tasting, gluten-free foods consumers can trust. Products are available nationwide at local supermarkets, natural and organic retailers and on www.glutenfree.com.

For more information on The Glutino Food Group, visit www.Glutino.com

About Claridge
Headquartered in Montreal, Canada, Claridge is a group of investment companies representing the interests of the Stephen R. Bronfman family. Claridge’s investments span the world and include holdings in the food and consumer, entertainment and real estate industries.

Media Contact:	Investor Contact:
Madeline LaFave	Carole Buyers, CFA
TBC Public Relations	Vice President Investor Relations &
mlafave@tbc.us	Business Development
410-986-1275	Smart Balance, Inc.
cbuyers@smartbalance.com
303-652-0521 x152